Exhibit 99.1
FOR IMMEDIATE RELEASE
Hillman Companies, Inc. Announces First Quarter 2010 Financial Results
Cincinnati, Ohio — April 27, 2010 — The Hillman Companies, Inc. (“Hillman”) (NYSE-AMEX: HLM_Pr) announced today that its first quarter 2010 sales decreased 3.3% to $108.5 million compared to net sales of $112.2 million in the first quarter of 2009. Adjusted for one less shipping day in the first quarter of 2010 compared to 2009 the net sales decline was 1.9%.
Hillman’s gross profit for the first quarter was $56.5 million, a $2.6 million increase over the first quarter of 2009.
Selling, general and administrative expenses increased $.3 million to $40.3 million in the first quarter of 2010 compared to the first quarter of 2009. Included in Selling, general and administrative expense is non cash stock compensation expense of $1.4 million in the first quarter of 2010 and $1.3 million in the first quarter of 2009.
Depreciation and amortization expense was $5.9 million in the quarter ending March 31, 2010, a $.5 million decrease from the comparable 2009 period.
Management and transaction fees to a related party were $.2 million in the first quarter of 2010 and the first quarter of 2009.
Total operating expenses were $46.4 million in the first quarter of 2010 compared to $46.6 million in the first quarter of 2009.
In addition to the operating expenses described above the Company recognized a $.2 million exchange rate gain in the first quarter of 2010. There was no material exchange gain or loss in the first quarter of 2009. Other miscellaneous expense was $.2 million in the first quarter of 2010 and $.6 million in the comparable 2009 period.
Income from operations was $10.2 million in the first quarter of 2010 compared to $6.7 million in the first quarter of 2009.
The Company expects to file its full Quarterly Report on Form 10-Q for the period ended March 31, 2010 on or prior to May 10.

Forward-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Hillman. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman’s filings with the Securities and Exchange Commission. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
About The Hillman Companies, Inc.
Headquartered in Cincinnati, Ohio, The Hillman Group is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico and South America, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services. For additional information on The Hillman Group, please visit www.hillmangroup.com or call (513) 851-4900.